EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated for reference the 1st day of January, 2014 (the "**Effective Date**").

BETWEEN:

AVINO SILVER & GOLD MINES LTD., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its head office at Suite 900 – 570 Granville Street, Vancouver, British Columbia V6C 3P1

(the "**Company**")

AND:

Malcolm Davidson, CA, whose address is located at

Suite 900 - 570 Granville Street
Vancouver, British Columbia V6C 3P1

(the "**Executive**")

WHEREAS:

A. The Company is a mining and exploration company, whose common shares are listed on the TSX Venture Exchange and NYSE MKT;

B. The Executive serves as Chief Financial Officer of the Company; and

C. The Company wishes to employ Executive, and the Executive wishes to be employed by the Company as Chief Financial Officer to perform the management and financial services to the Company as set forth herein below.

NOW THEREFORE, in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1. ENGAGEMENT OF EXECUTIVE

1.1 The Company hereby appoints and engages the Executive as an employee with respect to the Services (as defined below) and the Executive hereby accepts such appointment and engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2. SERVICES OF EXECUTIVE

2.1 During the Term (as defined in Section 4 below), the Executive shall provide to the Company the duties as more particularly set forth in **Schedule "A"** (the "**Services**").

2.2 The Executive shall at all times and in all respects do its utmost to enhance and develop the business interests and welfare of the Company.

2.3 The Executive shall be subject to such supervision as may be imposed by the Company's Board of

Directors and any committee thereof.

3. SALARY AND OTHER BENEFITS

3.1 The Company will pay the Executive a salary for his services equal to the sum of $109,200 per year payable in accordance with the Company's standard payroll polices and subject to any taxes that may be due to Canada Revenue Agency or other governmental agency.

3.2 Executive will also be available to such increases in salary and bonuses and receive stock options and similar equity grants as the Compensation Committee of the Board of Directors of the Company may from time to time determine.

3.3 Executive shall be entitled to vacation in the amount of four weeks per year.

3.4 Executive shall be entitled to participate in any other benefit programs offered to the Company's employees.

3.5 The Company shall reimburse Executive for all reasonable business expenses incurred by the Executive on behalf the Company submitted and approved in accordance with the Company's policies.

4. TERM

4.1 During the term of this Agreement, the Executive shall provide the Services to the Company.

4.2 This Agreement shall become effective on the Effective Date and shall continue until terminated in accordance with the termination provisions of this Agreement in Section 5.

5. TERMINATION

5.1 This Agreement may be terminated at any time as follows:

(a) by the Executive electing to give the Company not less than 1 month's prior notice of such termination for which Executive will be paid his salary, accrued bonuses, if any, and vacation earned and other amounts due to him up to the termination date;

(b) by the Company upon 1 month's prior notice of such termination along with a termination payment equal to the Executive's salary and accrued bonus earned during the preceding 12 months prior to the month notice of termination was given, plus any accrued vacation and other amounts due to him up to the termination date; or

(c) (1) by the Executive electing to give the Company notice, in the event that there occurs a Change of Control (as defined below) within 6 months of the effective date of such Change of Control, and if the Executive so elects to terminate this Agreement, or (2) by the Company upon notice to the Executive within 3 months prior to or within 6 months after a Change of Control is announced by the Company, then the Executive will be entitled receive on the date of termination a termination payment equal to 3 times the Executive's salary and accrued bonus earned during the preceding 12 months prior to the month notice of termination was given, plus any accrued vacation and other amounts due to him up to the termination date.

For the purpose of this clause, a Change of Control shall be deemed to have occurred

when:

(i) any person, entity or group becomes the beneficial owner of 20% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, and such person, entity or group uses such effective voting control to change a majority of the Board of Directors of the Company, either all at once or through any series of elections and appointments when considered together; or

(ii) completion of the sale or other disposition by the Company of all or substantially all of the Company's assets or a reorganization or merger or consolidation of the Company with any other entity or corporation, other than:

(A) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50.1% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation; or

(B) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor.

5.2 On any termination of this Agreement under Section 5.1(a), (b), or (c) all outstanding stock options granted to the Executive shall be exercisable in accordance with the terms of the option agreements covering such grants. If there is any inconsistency between the terms of this Agreement and the terms of any stock option agreement governing the grant of any stock options to the Executive, then the terms of such stock option agreement shall prevail.

5.3 This Agreement shall terminate automatically, without any prior notice to the Executive, in the event that:

(a) upon the death or permanent incapacity of the Executive; or

(b) Executive fails to perform his Services in accordance with this Agreement which failure is not remedied within 30 days after notice to Executive.

6. CONFIDENTIALITY

6.1 Executive shall be subject to any confidentially policies governing its employees that the Company may implement from time to time.

7. ASSIGNMENT OF PROJECTS AND WORKS

7.1 The Executive agrees that all discoveries, maps, technical studies, plans, spreadsheets, documents, inventions, copyright, software, improvements, know-how or other intellectual property, whether or not patentable or copyrightable, created by the Executive during the Term of this Agreement pertaining to any service, matter, thing, process or method related to this Agreement (the "**Works**") will be the sole and absolute property of the Company. The Executive

will keep and maintain adequate and current written records of all Works made, which records will be available at all times to the Company and will remain the sole property of the Company.

7.2 The Executive will assist the Company in obtaining and enforcing, for the Company's own benefit, patents, copyrights and any other protections in any and all countries for any and all Works made by the Executive (in whole or in part) the rights to which belong to or have been assigned to the Company. The Executive agrees, upon request, to execute all applications, assignments, instruments and papers and perform all acts that the Company or its counsel may deem necessary or desirable to obtain any and all patents, copyrights or other protection in such Works and otherwise to protect the interests of the Company therein.

8. INDEMNIFICATION

8.1 the Company shall defend, indemnify and save harmless the Executive for any losses, damages, costs or other amounts, including without limitation reasonable legal fees, suffered or incurred by the Executive arising out of third party claims relating to the presence or activities of the Executive in performing the Services.

9. SURVIVAL OF TERMS

9.1 Sections 6 through 9 shall survive and remain in force notwithstanding the expiration or other termination of this Agreement for any reason whatsoever. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10. NO ASSIGNMENT

10.1 Neither this Agreement nor any of the rights of any of the parties under this Agreement shall be assigned without the written consent of all the parties.

11. WAIVER

11.1 Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

12. GOVERNING LAWS

12.1 Unless otherwise agreed to in writing by the parties, the Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereto submit and attorn to the jurisdiction of the courts of the Province of British Columbia.

13. NOTICES

13.1 All notices required or permitted under this Agreement shall be in writing and shall be given by delivering such notice or mailing such notice by pre-paid registered mail, by facsimile transmission or electronic mail to the addresses provided under the names of each party on the first page to this Agreement. Any such notice or other communication shall, if delivered, be deemed to have been given or made and received on the date delivered (or the next business day

if the day of delivery is not a business day), and if mailed, shall be deemed to have been given or made and received on the fifth business day following the day on which it was so mailed and if faxed (with confirmation received) shall be deemed to have been given or made and received on the day on which it was so faxed (or the next business day if the day of sending is not a business day). The parties may give from time to time written notice of change of address in the manner aforesaid.

14. CONSTRUCTION

14.1 In this Agreement, unless otherwise indicated:

(a) "**Agreement**" means this Executive Employment Agreement;

(b) the words "**include**", "**including**" or "**in particular**", when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c) "**herein**", "**hereby**", "**hereunder**", "**hereof**", "**hereto**" and words of similar import, refer to this Agreement as a whole and not to any particular Section of this Agreement.

(d) a reference to a statute means that statute, as amended and in effect as of the date hereof, and includes each and every regulation and rule made thereunder and in effect as of the date hereof, and includes all amendments thereof given effect from time to time;

(e) a reference to a Section means, unless the context otherwise requires, that specific Section in Agreement;

(f) a reference to a "**consent**", "**notice**" or "**agreement**" means a consent, notice or agreement, as the case may be, by an authorized representative of the party or parties thereto;

(g) where a word, term or phrase is defined herein, its derivatives or other grammatical forms have a corresponding meaning;

(h) all words, other than defined terms, used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include the singular or the plural and the masculine, feminine or body corporate, as the context may require;

(i) time is of the essence;

(j) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day;

(k) references to a "**party**" or "**parties**" are references to a party or parties to this Agreement;

(l) the headings in this Agreement form no part of this Agreement and shall be deemed to have been inserted for convenience only;

(m) unless otherwise agreed to in writing by the parties, all dollar amount referred to herein are expressed in Canadian dollars; and

(n) the Effective Date of this Agreement shall be January 1, 2014, despite the actual date of execution of this Agreement.

15. SEVERABILITY

15.1 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, then to the fullest extent permitted by law:

(a) all other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties as nearly as may be possible; and

(b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

16. COUNTERPARTS AND FACSIMILE

16.1 This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

17. INDEPENDENT LEGAL ADVICE

17.1 The Company has recommended to the Executive that he obtain independent legal advice prior to signing this Agreement. The Executive acknowledges that he has received independent legal advice or has waived the opportunity to do so and have elected to proceed without benefit of same.

IN WITNESS WHEREOF this Agreement has been executed as of the Effective Date.

AVINO SILVER & GOLD MINES LTD.

Per:

____
Authorized Signatory

EXECUTIVE
Malcolm Davidson, CA

____
Malcolm Davidson

THIS IS **SCHEDULE "A"** TO THE EXECUTIVE EMPLOYEMENT AGREEMENT
BETWEEN AVINO SILVER & GOLD MINES LTD. AND MALCOLM DAVIDSON

Description of Services:

The Executive shall provide management and financial services, including the supervision of the senior management, all staff, and all field accounting personnel of the Company, whether employees or consultants, strategic planning, property acquisitions, strategic financial planning, preparation of financial statements and annual budget reviews, as well as the implementation and monitoring of the Company's compliance with continuous reporting requirements, internal controls over accounting systems and financial reporting to the Company.

Duties and Responsibilities:

The Executive shall serve the Company as an executive officer in the position of Chief Financial Officer.

The Executive shall report to the Board and shall undertake and perform the following duties and responsibilities:

- actively engage with the Board to ensure that the initiatives of the management team are aligned with the strategic direction and objectives for the Company that have been established by the Board;

- provide overall direction for the Company in order for it to implement agreed strategies in order to meet Company goals and objectives;

- provide shareholder and investor communication and manage key investment banking and institutional relationships;

- make decisions in line with organizational goals, leading to desired results, and will be responsible and accountable for results;

- create and sustain the organizational culture and environment needed to achieve objectives and results and recruit and retain a high performance operating team;

- prepare the Company's financial statements working with the Company's audit committee, accounting personnel and auditors;

- oversee the implementation and monitoring of internal controls, reporting compliance obligations, sign off on CFO Certificates for the interim and annual financial statements and setting environmental protection policies; and

- such other duties and responsibilities as may be assigned or vested in him by the Board, or committee thereof from time to time and which are consistent with the duties and responsibilities of a Chief Financial Officer.

The Executive agrees, during the continuance of his employment, to devote sufficient working time, services, skill and ability to such employment and to serve at all times with loyalty and honesty in the best interests of the Company. The Executive acknowledges that the position of Chief Financial will involve significant travel for business development, review of the mine operations and for investor relations.